AMDL Receives AMEX Notification

TUSTIN, Calif., September 21, 2005. AMDL, Inc. (AMEX: ADL), developer and marketer of tests for the early detection of cancer and other serious diseases, announced today that on September 16, 2005 AMDL was notified in a letter from AMEX that AMDL failed to comply with Section 301 of the AMEX Company Guide in that AMDL failed to obtain AMEX approval prior to issuing shares in its private placement completed on August 29, 2005. The letter constitutes a warning that AMDL has failed to satisfy one of AMEX’s rules which could jeopardize the Company’s continued listing standard pursuant to Section 1003(d) of the AMEX Company Guide. Notwithstanding the foregoing, on September 21, 2005, AMDL received a letter from AMEX stating that Registrant has resolved the continued listing deficiency based on approval of the listing of the shares in the private placement pursuant AMDL’s application, which was originally filed on September 6, 2005. Based on the approval letter received from AMEX, AMDL is now in compliance with Section 301 of the AMEX Company Guide.

About AMDL
AMDL, Inc. (Amex: ADL), headquartered in Tustin, California, is a theranostics company, involved in the detection and treatment of the same disease, cancer. AMDL is the inventor, developer and worldwide marketer through exclusive distribution agreements of the DR-70® non-invasive cancer blood test, which has demonstrated its ability to detect the presence in humans of up to 13 cancers 84 percent of the time overall. In a study published in the Journal of Immunoassay (1998, vol. 19, pp 63-72) DR-70® was shown to detect at least 13 different types of cancer (lung, breast, stomach, liver, colon, rectal, ovarian, esophageal, cervical, trophoblastic, thyroid, malignant lymphoma, pancreatic) although the sample size for 9 of the cancers was not statistically significant. Clinical trials of DR-70® have been conducted in Canada, China, Germany, Taiwan and Turkey. DR-70® can detect many kinds of cancer using a single tube of blood, eliminating the need for costly, multiple tests. AMDL also owns a combination immunogene therapy technology that is a possible treatment for those already diagnosed with cancer and could eventually be used as a vaccine to protect patients known to be at risk because of a family history for certain types of cancer. The combination therapy both builds the body’s immune system and destroys cancer cells. More information about AMDL and its additional products can be obtained at www.amdl.com.